Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 02:13 PM 02/06/2014 FILED 02:13 PM 02/06/2014 SRV 140142055 - 5360660 FILE

Certificate of Amendment to

Jam Run Acquisition Corporation

Certificate of Incorporation

February 6, 2014

Jam Run Acquisition Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: As of February 6, 2014 the Corporation had 20,000,000 shares of common stock issued and outstanding.

SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

THIRD: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

“ARTICLE ONE

Name

The name of the Corporation is Blow & Drive Interlock Corporation”.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on 6th day of February, 2014.

JAM RUN ACQUISITION CORPORATION

Attest:

/s/ James M. Cassidy	BY:	/s/ James M. Cassidy
James M. Cassidy		James M. Cassidy
Secretary		President